Exhibit 10.27

SPOUSAL CONSENT

I, Hu Xiao Mei, am the lawful spouse of Yuqiang Deng. I hereby consent unconditionally that a certain percentage of the equity interest in Guangzhou Jiubang Digital Technology Co., Ltd., Guangzhou Sanju Advertising Media Co., Ltd., Guangzhou Zhiteng Computer Technology Co., Ltd. and Guangzhou Hengye Software Technology Co., Ltd. that is held by and registered in the name of my spouse will be disposed pursuant to the arrangements under the Business Cooperation Agreement, the Proxy Agreement and Power of Attorney, the Exclusive Option Agreement and the Equity Pledge Agreement, which were executed by my spouse on August 21, 2013, as well as the arrangements under the Loan Agreements executed by my spouse on June 26, 2006 and March 31, 2005, respectively.

I further undertake not to take any action with the intent to interfere with the above arrangements, including making any claim that such equity interest constitutes property or community property between myself and my spouse. I hereby waive unconditionally and irrevocably any rights or entitlements whatsoever to such equity interest that may be granted to me according to any applicable laws.

/s/ Hu Xiao Mei

Date: August 21, 2013